Exhibit 10.1

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement and Complete Release (“Agreement”) is entered into, by and between the undersigned (“Edward Pastorius Jr”) and Tilray Inc. (the “Company”), as of the date that Employee signs this Agreement (the “Effective Date”).

WHEREAS, Employee was employed by the Company as Chief Revenue Officer;

WHEREAS, the Company has decided to terminate Employee’s employment as part of a the Company’s reduction in force;

WHEREAS, the Company desires to provide severance pay to Employee to assist Employee in Employee’s transition to new employment; and

WHEREAS, Employee and the Company desire to resolve any and all of their differences between them, whether now, pending or which may arise through the effective date of this Agreement, with respect to Employee’s employment with the Company and the termination thereof.

THEREFORE, in consideration of the mutual promises and covenants set forth below, the sufficiency and receipt of which are hereby acknowledged, Employee and the Company acknowledge and voluntarily agree as follows:

1.    That Employee’s last day of employment will be November 15, 2020.

2.    That the Company will pay Employee an amount equal to eighteen (18) months (the “Severance Period”) of pay at Employee’s current base rate of wages, less applicable taxes and withholdings, as severance pay, payable in substantially equal installments in accordance with the Company’s regular payroll practices; provided, however, that the Company will begin making such payments on or before the Company’s first regular occurring payday following twenty (20) days after Employee executes and delivers this Agreement to the Company, if Employee does not revoke Employee’s acceptance of this Agreement, according to the procedure established in this Agreement. In its sole discretion, the Company may chose at any time to pay the then remaining amount of severance pay in one lump sum, less applicable taxes and withholdings.

3.    That the Company will reimburse Employee for premiums that Employee pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and Employee’s eligible dependents until the earlier of May 15, 2022 or the time when Employee or Employee’s dependents, respectively, are no longer eligible for continuation coverage, provided that Employee does not revoke Employee’s acceptance of this Agreement during the revocation period specified in this Agreement. Thereafter, any continuation of Employee’s health care coverage in accordance with COBRA will be at Employee’s sole expense. If Employee revokes Employee’s acceptance of this Agreement during the revocation period specified in this Agreement, then any continuation of Employee’s health care coverage from Employee’s last day of employment forward in accordance with COBRA will be at Employee’s sole expense.

4.    That any benefits due Employee under the Company’s 401(k) plan will be determined in accordance with the plan as in existence on the effective date of this Agreement.

5.    That the Company, as of the Effective Date of this Agreement, excuses Employee from the performance of duties, and excludes Employee from any premises of the Company or any Affiliated Company and that, for a period lasting until November 15, 2020, the Company will continue to pay a “Garden Leave” which is defined for purposes of this Agreement as continued payment of Employee’s current base rate of wages (less applicable taxes and withholdings), and any other contractual benefits, as well as continued vesting of options and restricted stock units granted to Employee by the Company pursuant to the Company’s 2018 Equity Incentive Plan, subject to the terms of the governing agreements or plans. During any period where Employee is excused from Employee’s duties and excluded from the Company’s premises, Employee shall not, without the prior written consent of the Company, contact (either directly or indirectly) any clients, customers, suppliers or employees of the Company or any Affiliated Company.

6.    That the Company hereby extends the period during which Employee may exercise any outstanding stock options that may vest between the Effective Date of this Agreement and November 15, 2020 to a period to six (6) months from the date on which the options vest (the “Exercise Period”), rather than the three (3) months originally contemplated by the options grant that Employee received under the Company’s 2018 Equity Incentive Plan.

7.    That the vesting of the remaining 6,250 Restricted Stock Units (the “RSUs”) yet to vest from an original grant of 100,000 RSUs (RSU Grant ES-274) as of a grant date of May 21, 2018, and which are scheduled to vest on January 1, 2021, will be accelerated such that the RSUs will become fully vested as of November 15, 2020.

8.    That the Company will not contest Employee’s initial application for unemployment compensation benefits following the expiration of the Severance Period.

9.    That upon receiving a request from a prospective employer of Employee, the Company will give a neutral reference that will inform the prospective employer of the dates and positions of Employee’s employment with the Company.

10.    That Employee will timely submit Employee’s business expenses, if any, and the Company will handle Employee’s timely submissions in accordance with its policies and past practices.

11.    That except as provided for in Paragraph Numbers 2, 3, 4, 7, 8 and 10 of this Agreement, all compensation and other payments or benefits due Employee as a result of Employee’s employment with the Company have been paid in full, and that Employee is not entitled to any additional salary, bonus, stock options, commissions, paid time off, or other benefits (aside from any benefits to which Employee is entitled as a participant in any employee benefit plan as to which Employee may have continuing rights pursuant to the terms of such plan) or payments whatsoever.

12.    That Employee, on behalf of Employee, Employee’s heirs, executors, assigns, and attorneys, hereby completely and irrevocably discharges and releases the Company and its subsidiaries and affiliated entities and their respective current and former officers, directors, employees, agents, owners, members, successors, assigns, and attorneys, hereinafter “the Releasees” from all claims, demands, actions, causes of action, and liabilities of any kind whatsoever, including, without limitation, claims arising out of or in any way related, directly or indirectly, to Employee’s employment with the Company, compensation therefor, or termination thereof, including, without limitation, claims for unpaid compensation, benefits, bonus compensation, commissions, or severance pay, wrongful discharge, defamation, discriminatory compensation practices, retaliation, breach of contract, unjust enrichment, fraudulent inducement to contract, negligent misrepresentation, tortious interference with a business contract or business relationship, breach of fiduciary duty, promissory estoppel, intentional or negligent infliction of emotional distress, negligence claims and claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. § 621, the Americans with Disabilities Act, 42 U.S.C. § 12101, the National Labor Relations Act, 29 U.S.C. § 151, the Family and Medical Leave Act, 29 U.S.C. § 2601, the California Fair Employment and Housing Act, Cal. Government Code § 12001, the Unruh Civil Rights Act, Cal. Civil Code § 1102.1, California laws regarding the payment of wages, overtime, and vacation pay, Cal. Labor Code §§ 96 and 98, California Industrial Welfare Commission Wage Orders, the Minnesota Human Rights Act, Minn. Stat. § 363A, the Colorado Anti-Discrimination Laws, including without limitation, Part 4 of Article 34 of Title 24 of the Colorado Revised Statutes, Colorado Minimum Wage Order No. 32, the Texas Human Rights Act, Texas Labor Code § 21.051, the Texas Wage Payment Law, Tex. Lab. Code Ann. § 61.001, § 21.0022, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act, 29 U.S.C. § 1001, and any state or local law of a similar nature to any of the foregoing, arising at any time prior to and including the Effective Date of this Agreement; provided, however, that Employee will continue to reserve all of Employee’s rights as a plan participant in any continuing employee benefit plan, subject to the terms of such plans. Employee further agrees that Employee will not seek reinstatement or re-employment with the Company, or any of its known affiliated companies at any time in the future. Specifically excluded from this release are the rights and obligations of Employee and the Company under this Agreement.

That furthermore, Employee hereby waives any claim against the Releasees for attorneys’ fees, expenses and costs related to the claims, demands, actions, causes of action, and liabilities set forth in the preceding paragraph.

13.    That the parties agree that the existence of and the terms of this Agreement will be kept confidential, and will neither disclose the existence of nor the terms of this Agreement to any person, with the exceptions that Employee can disclose the existence of and the terms of this Agreement to Employee’s immediate family, Employee’s attorneys, Employee’s tax or financial planning advisors, any government agency paying unemployment compensation, any taxing authority, and any person gaining access thereto through valid legal process, and the Company can disclose the existence of and the terms of this Agreement to its and its affiliated companies’ employees with a need to know, its attorneys, its tax or financial advisors, any government agency paying unemployment compensation, any taxing authority, and any person gaining access thereto through valid legal process.

14.    That no public statements, whether verbally or in writing, will be issued by either party, their attorneys, or their tax or financial planning advisors regarding the existence of or the terms of this Agreement.

15.    That Employee will not make any statement, orally, in writing, or otherwise, or in any way disseminate any information, concerning the Releasees, or concerning their respective businesses, business operations, or business practices, which in any way, in form or substance, harms, disparages, or otherwise casts an unfavorable light upon the Releasees, or their respective employees, officers, or directors (past or present), or their reputations or standing in the business community or the community as a whole.

16.    That, except pursuant to any legal or regulatory reporting or disclosure rules that the Company may be subject to, Company will not make any official statement through its executive leadership team or its Human Resources department, whether orally, in writing, or otherwise, concerning Employee, or concerning Employee’s respective businesses, business operations, or business practices, which in any way, in form or substance, harms, disparages, or otherwise casts an unfavorable light upon Employee or Employee’s reputation or standing in the business community or the community as a whole. For avoidance of doubt, any statements made by the Company regarding its own performance, whether or not Employee participated in or was involved in the subject matter of the Company’s statement, and whether or not the Company’s statement references the Employee, is specifically excluded from this paragraph.

17.    That Employee shall not initiate, assist, testify, or consult with respect to any investigation, complaint, suit, or action involving or related to the Releasees, other than for a claim brought by Employee challenging the validity of this Agreement under the ADEA, or the Older Worker Benefit Protection Act, unless compelled to do so by legal process. That furthermore, Employee will indemnify the Releasees for all expenses and costs, including reasonable attorneys’ fees, which the Releasees incurs as a consequence of Employee’s breach of this covenant. That nothing in any provision of this Agreement prevents Employee from filing an administrative charge or complaint, or otherwise communicating with or participating in an investigation by the Equal Employment Opportunity Commission or equivalent state agency, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state, or local agency governing employee rights. Nothing in this Agreement shall be construed to limit any disclosure to any such governmental officials or agencies or making disclosures that are protected under whistleblower provisions of federal law or regulation. However, by signing this Agreement, Employee waives Employee’s right to recover any damages or other relief in any claim or suit brought by employee, or by or through the EEOC, or other federal, state, or local law, except where prohibited by law. This Agreement does not limit Employee’s right to receive an award for information provided to any government agency. Employee agrees to release and discharge the Releasees not only from any and all claims that Employee could make on Employee’s own behalf, but Employee also specifically waives any right to become, and Employee promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Releasees may arise, in whole or in part, from any event that occurred prior to the date of this Agreement. If Employee is not permitted to opt-out of a future class, the Employee agrees to waive any recovery for which Employee would be eligible as a member of such class. Nothing in this Agreement is intended to limit or interfere with Employee’s rights under Section 7 of the National Labor Relations Act.

18.    Employees owe obligations of confidentiality to the Company, which are detailed in the Employee’s Confidentiality Agreement with Tilray Inc. and in the Company’s Code of Business Conduct and Ethics. Notwithstanding Paragraph 31, below, all obligations contained in the Confidentiality Agreement remain in effect after termination of Employee’s employment with the Company. That Employee covenants and represents that Employee has returned to the Company all of its known property of any kind that was in Employee’s possession, custody, or control prior to the execution of this Agreement, including all documents, records, correspondence, keys, and credit cards and each and every copy of such materials. Employee agrees that if the Company discovers after the effective date of this Agreement that Employee has any of their files, documents, or records at Employee’s home or otherwise in Employee’s possession or control, Employee will immediately turn over such files, documents, or records to the Company.

19.    That Employee confirms that Employee (a) has no knowledge of any facts or circumstances that Employee understands would give rise to a violation of any law, regulation, or Company policy; arising out of or in connection with Employee’s employment or termination thereof; (b) has not reported any allegations of unlawful or unethical conduct to any third party that have not also been disclosed to the Company; (c) and acknowledges that Employee has received no injuries and contracted no occupational diseases arising out of or in connection with Employee’s employment with the Company.

20.    That Employee further confirms that he has not engaged in any behavior in the course of Employee’s employment that would constitute “Cause” which, for purposes of this Agreement, is defined as (i) any act of personal dishonesty, fraud, embezzlement, intentional misrepresentation, or any unlawful act committed by Employee against the Company; (ii) any violation by Employee of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (iii) any commission of, or a plea of nolo contendere or guilty to, by Employee a felony under the laws of the United States or any state; or (iv) any material breach by Employee of the terms of this Agreement. Employee hereby agrees that if Company finds that Employee has engaged in behavior that constitutes Cause as defined in this Agreement, whether such behavior occurred before or after the Effective Date of this Agreement, then the Company may, in its sole discretion, discontinue any and all benefits that Employee is entitled to under this Agreement and which are not required by law, specifically including any remaining severance payments, reimbursement for premiums that Employee pays for continuation coverage pursuant to COBRA, Garden Leave, extension of options exercise periods, and accelerated vesting of RSUs.

21.    That the parties hereby further acknowledge:

(a)

That each has had the reasonable opportunity to review and consider the terms of this Agreement for a period of forty-five (45) days; and that Employee has been advised, through this Agreement, to consult with an attorney, engaged at Employee’s own expense, prior to signing this agreement:

(b)	That each fully understands, and had the opportunity to receive counsel regarding, their respective rights, obligations and liabilities hereunder;

(c)

That to the extent that Employee has taken less than forty-five (45) days to consider this Agreement, Employee acknowledges that Employee has had sufficient time to consider this Agreement and to consult with counsel and that Employee does not desire additional time;

(d)

That Employee waives all claims accrued as of the date of execution and that this Agreement to the greatest extent permitted by law, but that this Agreement does not waive any claims that may arise in the future;

(e)

That nothing in this Agreement is or will be construed as an admission by either party, or any affiliate thereof, of any breach of any agreement or any intentional or unintentional wrongdoing of any nature;

(f)

That the terms of this Agreement are not effective or enforceable until seven (7) days after its execution, during which period Employee may revoke Employee’s acceptance of this Agreement by having written or electronic notice delivered to the attention of Nyree Pinto, VP, Global Talent, 2701 Eastlake Avenue E, Floor 3, Seattle, Washington 98102, or nyree.pinto@tilray.com;

(g)	That the consideration the Company is providing Employee herein is in excess of the benefits that the Company would otherwise be obligated to provide Employee;

(h)	That the disclosures required by the Older Worker Benefit Protection Act are attached hereto.

22.    That both the Company and Employee agree that there exists a U.S. tax equalization obligation related to the cross border travel to Canada as it relates to Employee’s employment period with the Company (the “Assignment”). Employee is responsible for the hypothetical US tax obligation for this cross border period. Employee agrees that any Canadian foreign tax credit funded by the Company due to the Assignment, past or future, which can be claimed on Employee’s U.S. income tax return will be payable back to the Company per a tax equalization calculation upon receipt of the refund associated with this foreign tax credit. Any income tax paid in Canada that has been funded by the Company, and is creditable as a foreign tax credit on Employee’s U.S. income tax return, must be claimed when available and paid back to the Company upon receipt.

23.    That Employee agrees that any deduction and/or credit that can be claimed on the US tax return that relates to the tax equalization period, belongs to the Company and will be payable back to the Company per a tax equalization calculation. An example of such deduction includes a “Claim of Right” (as described in the Internal Revenue Code at 26 U.S. Code § 1341) for any tax equalization repayments back to the Company in the calendar year the equalization payment was returned to the Company. The associated deduction and/or credit associated with this claim belongs to the Company and will be settled under the tax equalization calculation.

24.    That Employee will use the Company’s selected tax provider, Ernst & Young LLP, for the preparation of the Canadian and/or U.S. income tax returns, as well as the tax equalization calculation, for the tax years related to the Canadian cross border travel. Should Employee choose to use an accounting firm of Employee’s choice, the costs associated with the preparation of the returns will be Employee’s sole responsibility. Furthermore, the income tax returns prepared by Employee’s personal tax accountant must be reviewed and approved by Ernst & Young LLP prior to submission to the applicable tax authorities. Employee will bear all taxes, interest charges and penalties resulting from a lack of cooperation or delay on Employee’s part in providing all necessary information to the tax provider or accountant as applicable.

25.    That in the event that Employee receives monies from any tax or other authority which by law or contract are payable to the Company, then Employee will pay such monies to the Company upon receipt.

26.    That Releasees are intended third party beneficiaries of this Agreement.

27.    That this Agreement will be binding upon and accrue to the benefit of Employee, Employee’s heirs, executors, and assigns, and the Releasees.

28.    That in the event of a breach of this Agreement by either party, the prevailing party in any action to enforce that party’s rights hereunder will be entitled to recover all costs and expenses, including reasonable attorneys’ fees.

29.    That if any term, provision, covenant, or condition of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such decision will not affect the validity of the remaining portions.

30.    That this Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. One or more of the counterparts of this Agreement may be delivered by facsimile or pdf electronic file with the intention that delivery by such means shall have the same effect as delivery of an original counterpart.

31.    That this Agreement is the entire agreement between the parties and supersedes and voids all prior agreements and understandings between the parties, if any, with respect to Employee’s employment with the Company and the termination thereof, and that this Agreement cannot be amended or modified except by a writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed multiple copies of this Agreement, each of which constitutes an original, but all of which, when taken together, constitute the same document.

Tilray Inc.

By:	/s/ Woody Pastorius Jr	By:	/s/ Nyree Pinto

Print		Print Name
Name:	Woody Pastorius Jr

		Title:	Nyree Pinto, VP, Human Resources

Date of Execution: 2020/10/21	Date of Execution: 10/08/2020

Attached:    Older Worker Benefit Protection Act Disclosure